Exhibit 4.5.2

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CONFORMED COPY

Dated 11th October, 2002

REUTERS GROUP PLC

as Issuer

CITIBANK INTERNATIONAL plc

as Arranger

- and -

BARCLAYS BANK PLC
CITIBANK INTERNATIONAL plc
CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED
DEUTSCHE BANK AG LONDON
GOLDMAN SACHS INTERNATIONAL
ING BANK N.V.
J.P. MORGAN SECURITIES LTD.
UBS AG, acting through its business group UBS WARBURG

as Dealers

_____________________________________

DEALER AGREEMENT
(amended and restated)

relating to a £1,500,000,000
Euro-commercial paper programme

_____________________________________

ALLEN & OVERY
London

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CONTENTS

Clause		Page

1.	Interpretation	1
2.	Issue	3
3.	Representations and warranties	6
4.	Covenants and agreements	8
5.	Conditions precedent	10
6.	Termination and Appointment10	10
7.	Assignment	11
8.	Notices	11
9.	Governing Law	11
10.	Counterparts	12
11.	Contracts (Rights of Third Parties) Act 1999	12

Schedules

1.	Condition Precedent Documents	13
2.	Selling Restrictions	14
3.	Programme Summary	16
4.	Increase of Maximum Amount	19
5.	Appointment of New Dealer	21
6.	Form of Calculation Agency Agreement	22

Signatories	26

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THIS AGREEMENT is made on 11th October, 2002.

BETWEEN:

(1)	REUTERS GROUP PLC in its capacity as issuer (the "Issuer");

(2)	CITIBANK INTERNATIONAL plc as arranger (the "Arranger"); and

(3)	BARCLAYS BANK PLC, CITIBANK INTERNATIONAL plc, CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED, DEUTSCHE BANK AG LONDON, GOLDMAN SACHS INTERNATIONAL, ING BANK N.V., J.P. MORGAN SECURITIES LTD. and UBS AG, acting through its business group UBS WARBURG as dealers.

WHEREAS:

(A)	The Issuer and certain dealers named herein entered into a Dealer Agreement dated 31st March, 1998 (the "Principal Dealer Agreement") in respect of a £1,500,000,000 Euro-commercial paper programme of the Issuer.

(B)	The DM Arranger and the DM Dealers (each as defined in the Principal Dealer Agreement) have resigned as dealers under the Programme.

(C)	This Agreement amends and restates the Principal Dealer Agreement. Any Notes issued under the Programme on or after the date hereof shall be issued pursuant to this Agreement (as amended, restated and supplemented from time to time). This does not affect any Notes issued under the Issuer's Programme prior to the date of this Agreement.

(D)	Credit Suisse First Boston (Europe) Limited, Goldman Sachs International and ING Bank N.V. were appointed as Dealers in accordance with clause 6.2 of the Principal Dealer Agreement.

(E)	UBS AG, acting through its business group UBS Warburg, is the successor legal entity to Swiss Bank Corporation.

IT IS AGREED as follows:

1.      INTERPRETATION

1.1      In this Agreement:

"Agency Agreement" means the amended and restated note agency agreement, dated the date hereof, between the Issuer, the Issue Agent and the Paying Agents specified in the Programme Summary, providing for the issue of and payment on the Notes, as such agreement may be amended or supplemented from time to time;

"Agreements" means this Agreement (as amended or supplemented from time to time), any agreement reached pursuant to Clause 2.1, the Deed of Covenant and the Agency Agreement;

"Business Day" has the meaning ascribed thereto in the Agency Agreement;

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"Dealer(s)" means the institution or institutions specified as a Dealer in the Programme Summary together with any additional institution or institutions appointed pursuant to Clause 6.2 but excluding any institution or institutions whose appointment has been terminated pursuant to Clause 6.1;

"Deed of Covenant" means the deed of covenant, dated the date hereof, executed by the Issuer in respect of Global Notes issued by the Issuer pursuant to the Agency Agreement, as such deed may be amended or supplemented from time to time;

"Definitive Note" means a security printed Note of the Issuer in definitive form;

"Disclosure Documents" means, at any particular date, (a) the Information Memorandum, (b) the most recently published audited consolidated financial statements of the Issuer and any subsequent published interim financial statements of the Issuer, and (c) any other document delivered by the Issuer to the Dealers which the Issuer has expressly authorised to be distributed;

"Dollars" and "U.S.$" denote the lawful currency of the United States of America and "Dollar Note" means a Note denominated in Dollars;

"euro" and "€" denote the single currency of those Member States of the European Union participating in the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended; and "euro Note" means a Note denominated in euro;

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended and the rules and regulations thereunder;

"FSMA" means the Financial Services and Markets Act 2000;

"Global Note" means a Note in global form, representing an issue of promissory notes of a like maturity which may be issued by the Issuer from time to time pursuant to the Agency Agreement;

"Index Linked Note" means a Note, the redemption or coupon amount of which is not fixed at the time of issue, but which is to be calculated in accordance with such formula or other arrangement as is agreed between the Issuer and the relevant Dealer at the time of reaching agreement under Clause 2.1;

"Information Memorandum" means the most recent information memorandum, as the same may be amended or supplemented from time to time, containing information about the Issuer and the Programme, the text of which has been prepared by or on behalf of the Issuer for use by the Dealers in connection with the transactions contemplated by this Agreement;

"Issue Agent" means Citibank, N.A. and any successor issue agent appointed in accordance with the Agency Agreement;

"Note" means a bearer promissory note of the Issuer issued in accordance with this Agreement, in definitive or global form, substantially in the relevant form scheduled to the Agency Agreement or such other form as may be agreed between the Issuer and the Issue Agent and, unless the context otherwise requires, includes the promissory notes represented by the Global Notes;

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"Paying Agents" means Dexia Banque Internationale à Luxembourg S.A. and any successor or additional paying agent appointed in accordance with the Agency Agreement and includes the Principal Paying Agent;

"Principal Paying Agent" means Citibank, N.A., London Branch and any successor principal paying agent appointed in accordance with the Agency Agreement;

"Programme" means the euro-commercial paper programme established by this Agreement;

"Programme Summary" means the summary of the particulars of the Programme as set out in Schedule 3, as such summary may be amended or superseded from time to time;

"relevant jurisdiction" means any one or more of the United Kingdom and any jurisdiction from or through which any payment under or in respect of any Note or any Agreement may be made;

"Securities Act" means the United States Securities Act of 1933, as amended;

"Sterling" and "£" denote the lawful currency of the United Kingdom; and "Sterling Note" means a Note denominated in Sterling;

"Sterling Equivalent" means on any day on which, if applicable, the relevant foreign exchange markets are open:

(a)	in relation to any Note denominated or to be denominated in Sterling, the principal or nominal amount of such Note; and

(b)	in relation to any Note denominated or to be denominated in any other currency, the amount in Sterling which would be required to purchase the principal or nominal amount of such Note as expressed in such other currency at the spot rate of exchange for the purchase of such other currency with Sterling quoted by the Issue Agent at or about 11.00 a.m. (London time) on such day; and

"Yen" and "¥" denote the lawful currency of Japan; and "Yen Note" means a Note denominated in Yen.

1.2	Terms not expressly defined herein shall have the meanings set out in the Programme Summary.

1.3	Any reference in this Agreement to a Clause or a Schedule is, unless otherwise stated, to a clause hereof or a schedule hereto.

1.4	Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

2.	ISSUE

2.1	Subject to the terms hereof, the Issuer may issue and sell Notes to the Dealers from time to time at such prices and upon such terms as the Issuer and the relevant Dealer may agree, provided that the Issuer has, and shall have, no obligation to sell Notes to the Dealers, except as agreed, and each Dealer has, and shall have, no obligation to purchase Notes from the Issuer, except

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as agreed. The Issuer acknowledges that the Dealers may resell Notes purchased by such Dealers. The term of each Note shall not be less than the Minimum Term nor greater than the Maximum Term specified in the Programme Summary calculated from (and including) the date of issue of such Note to (but excluding) the maturity date thereof. Definitive Notes shall be issued in the Denominations specified in the Programme Summary. Each issue of Notes having the same issue date, maturity date, currency of denomination, yield and redemption basis will be represented by a Global Note or by Definitive Notes having the aggregate principal or nominal amount of such issue as may be agreed between the Issuer and the relevant Dealer. For the purposes of calculating the Maximum Amount of Notes issued under this Agreement, the principal or nominal amount of any outstanding Note denominated in any currency other than Sterling shall be taken as the Sterling Equivalent of such principal or nominal amount as at the date of the agreement for the issue of the Note or Notes then to be issued.

2.2	Notwithstanding the provisions of Clause 2.1 above, the Dealers acknowledge that the Issuer may, from time to time, issue and sell Notes to third parties who are not Dealers (each a "Third Party"). In the event of an issue of Notes to a Third Party, the Issuer will, and will ensure that such Third Party agrees to, comply with the restrictions set out in Schedule 2 hereto.

2.3	If the Issuer and any Dealer shall agree on the terms of the purchase of any Note by such Dealer (including agreement with respect to the issue date, maturity date, currency, denomination, yield, redemption basis, aggregate principal or nominal amount and purchase price, and whether such Note will be a Definitive Note or a Global Note), then:

(a)	the Issuer shall instruct the Issue Agent to issue such Note and deliver it in accordance with the terms of the Agency Agreement;

(b)	the relevant Dealer shall pay or arrange for payment of the purchase price of such Note on the date of issue:

(i)	in the case of a Sterling Note, by transfer of freely transferable same-day value funds to such account as the Issue Agent shall have specified for this purpose;

(ii)	in the case of a Dollar Note, by transfer of funds settled through the New York Clearing House Interbank Payments System (or such other same-day value funds as at the time shall be customary for the settlement in New York City of international banking transactions denominated in Dollars) to such account of the Issue Agent in New York City denominated in Dollars as the Issue Agent shall have specified for this purpose;

(iii)	in the case of a euro Note, by transfer of funds settled through the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System to such account of the Issue Agent denominated in euro as the Issue Agent shall have specified for this purpose; or

(iv)	in all other cases, by transfer of freely transferable same-day value funds in the relevant currency to such account of the Issue Agent at such bank in the principal domestic financial centre for such currency as the Issue Agent shall have specified for this purpose; and

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(c)	the relevant Dealer shall notify the Issue Agent and the Issuer of the payment and delivery instructions applicable to such Note or Notes by fax or by any other electronic confirmation system as agreed by the parties from time to time (which may include any Citibank software system), such notification to be received in sufficient time and in any event no later than (i) 12.30 p.m. (London time) on the proposed issue date (in the case of Sterling Notes); or (ii) 11.00 a.m. (London time) on the proposed issue date (in the case of euro denominated Notes or US dollar denominated Notes); or (iii) in any other case, 3.00 p.m. (London time) two Business Days prior to the proposed issue date (or such later time or date as may be agreed between the Issue Agent and the relevant Dealer) to enable the Issue Agent to deliver such Note or Notes as contemplated in the Agency Agreement (or make the same available for collection) on its issue date.

2.4	If for any reason (including, without limitation, the failure of the relevant trade) a Note agreed to be purchased pursuant to Clause 2.1 is not to be issued, each of the Issuer and the relevant Dealer shall immediately notify the Issue Agent thereof.

2.5	The parties acknowledge that Notes issued under the Programme may be denominated in Sterling or, subject as provided below, in any other currency. Any agreement reached pursuant to Clause 2.1 to sell and purchase a Note denominated in a currency other than Sterling shall be conditional upon:

(a)	at the time of the agreement, it being lawful and in compliance with all requirements of any relevant central bank and any other relevant fiscal, monetary, regulatory or other authority, for deposits to be made in such currency and for such Note to be issued, offered for sale, sold and delivered;

(b)	at the time of the agreement, such other currency being freely transferable and freely convertible into Sterling; and

(c)	any appropriate amendments which the relevant Dealer and the Issuers shall require having been made to this Agreement and/or the Agency Agreement.

2.6	The Issuer may increase the Maximum Amount by giving at least ten days' notice by letter, substantially in the form set out in Schedule 4, to each of the Dealers, the Issue Agent and the Paying Agents. Such increase will not take effect until the Dealers have received from the Issuer the documents listed in such letter and in paragraphs 2, 3 and 6 of Schedule 1 (if required by the Dealers), in each case in form and substance acceptable to each Dealer.

2.7	(a)	If Index Linked Notes are to be issued, the Issuer will appoint either the relevant Dealer or the Principal Paying Agent (subject to the consent of the relevant Dealer or the Principal Paying Agent thereto) or some other person (subject to the consent of the relevant Dealer and the Principal Paying Agent to such person's appointment) to be the calculation agent in respect of such Index Linked Notes.

(b)	If a Dealer is to be the calculation agent, its appointment as such shall be on the terms of the form of agreement set out in Schedule 6, and each Dealer will be deemed to have entered into an agreement in such form for a particular calculation if it is named as calculation agent in the redemption calculation attached to or endorsed on the relevant Note.

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(c)	If the Principal Paying Agent is to be the calculation agent, its appointment as such shall be on the terms set out in the Agency Agreement.

(d)	If the person nominated by a Dealer or by the Principal Paying Agent as calculation agent is not a Dealer or the Principal Paying Agent, that person shall execute (if it has not already done so) an agreement substantially in the form of the agreement set out in Schedule 6 and the appointment of that person shall be on the terms of that agreement.

2.8	Notes having terms not contemplated by the Information Memorandum or in a form not contemplated by this Agreement may be issued by agreement between the Issuer and the Dealers.

3.	REPRESENTATIONS AND WARRANTIES

3.1	The Issuer represents and warrants to each Dealer (1) at the date of this Agreement and on each date upon which the Maximum Amount is increased, and (2) (other than in respect of Clause 3.1(g)(i)(2)) on each date upon which an agreement for the sale of Notes is made and on each date upon which Notes are, or are to be, issued and (3) in respect of Clause 3.1(g)(i)(2) only on each Anniversary, that:

(a) each of:

(i)	the execution, delivery and performance by the Issuer of the Agreements and the Notes;

(ii)	the entering into and performance by the Issuer of any agreement for the sale of Notes reached pursuant to Clause 2.1; and

(iii)	the issue and sale of the Notes by the Issuer under the Agreements,

has been duly authorised by all necessary action and the same constitute, or, in the case of Notes, will, when issued in accordance with the Agency Agreement, constitute, valid and binding obligations of the Issuer enforceable against it in accordance with their respective terms;

(b)	the obligations of the Issuer under each of the Agreements and the Notes will rank (other than in the case of obligations preferred by mandatory provisions of law) pari passu with all other present and future unsecured and unsubordinated indebtedness of the Issuer;

(c)	the Issuer is duly incorporated and validly existing under the laws of England and Wales and:

(i)	the execution, delivery and performance by the Issuer of the Agreements and the Notes;

(ii)	the entering into and performance by the Issuer of any agreement for the sale of Notes reached pursuant to Clause 2.1; and

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(iii)	the issue and sale of the Notes by the Issuer under the Agreements,

will not infringe any of the provisions of the Issuer's Memorandum and Articles of Association and will not contravene any law, regulation, order or judgment to which it or any of its assets is subject nor result in the breach of any term of, or cause a default under, any instrument to which the Issuer is a party or by which it or any of its assets may be bound;

(d)	all consents, authorisations, licences or approvals of and registrations and filings with any governmental or regulatory authority required in connection with the issue by the Issuer of Notes under the Agreements and the performance of the Issuer's obligations under the Agreements and the Notes have been obtained and are in full force and effect, and copies thereof have been supplied to the Dealer(s);

(e)	in the context of this Agreement and the transactions contemplated hereby, the Disclosure Documents as at their date do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(f)	the audited financial statements of the Issuer and any interim financial statements of the Issuer (audited or unaudited) published subsequently thereto and incorporated by reference in the Information Memorandum present fairly and accurately the consolidated financial position of Issuer and its respective subsidiaries as of the respective dates of such statements and the consolidated results of operations of the Issuer and its subsidiaries for the periods they cover or to which they relate and such financial statements have been prepared in accordance with the relevant laws of England and Wales and with generally accepted accounting principles in England and Wales applied on a consistent basis throughout the periods involved (unless and to the extent otherwise stated therein);

(g)	(i)	since the date of the most recent audited financial statements of the Issuer supplied to the Dealers and, in relation to any date on which this warranty falls to be made after the date hereof, save as otherwise disclosed by any Disclosure Document subsequently delivered by the Issuer to the Dealers:

(1)	there has been no adverse change in the business, financial or other condition of the Issuer and its subsidiaries taken as a whole; and

(2)	there is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Issuer, threatened against or affecting the Issuer or its subsidiaries,

which in any case could reasonably be expected to be material in the context of this Agreement and the transactions contemplated hereby;

(ii)	the Issuer is not in default in respect of any indebtedness for borrowed money or any obligation having a similar commercial effect;

(h)	the Issuer is not required by any law or regulation nor any relevant taxing authority in the United Kingdom to make any deduction or withholding from any payment due under the Notes, the Agency Agreement or the Deed of Covenant for or on account of any income, registration, transfer or turnover taxes, customs or other duties or taxes of any kind;

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(i)	outstanding principal amount of all Notes on the date of issue of any Note does not and will not exceed the Maximum Amount set out in the Programme Summary (as increased from time to time pursuant to Clause 2.6); and

(j)	neither the Issuer nor any of its affiliates (as defined in Rule 405 under the Securities Act) nor any person acting on its or its affiliates' behalf has engaged or will engage in any "directed selling efforts" with respect to the Notes, and they have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act. Terms used in this sub-paragraph have the meanings given to them by Regulation S under the Securities Act.

3.2	"Anniversary" means (i) the day which follows three calendar months after the date of this Agreement or (ii) the day which falls three calendar months after the previous Anniversary, in each case provided that if any Anniversary is not a business day in London, the first business day in London after such Anniversary.

4.	COVENANTS AND AGREEMENTS

4.1	The Issuer covenants and agrees that whenever the Issuer shall publish or make available to its shareholders or to the public (by filing with any regulatory authority, securities exchange or otherwise) any information which could reasonably be expected to be material in the context of this Agreement and the transactions contemplated hereby, the Issuer shall notify the Dealers as to the nature of such information, shall make such information available to the Dealers upon request to permit distribution to investors and prospective investors and shall take such action as may be necessary to ensure that the representation and warranty contained in Clause 3(e) is true and accurate on the dates contemplated by such Clause. Such notification may be by means of electronic communication, including, but not limited to, by email and/or directing the Dealers' attention to information on-line.

4.2	The Issuer covenants and agrees with each Dealer that if that Dealer or any of its affiliates, directors, officers or employees, or any person who controls that Dealer for the purpose of Section 15 of the Securities Act or Section 20 of the Exchange Act (each a "Relevant Party") incurs any liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) (a "Loss") as a result of, in connection with or based upon any breach or alleged breach of the representations, warranties, covenants or agreements made by the Issuer in this Agreement or any untrue statement or alleged untrue statement of any material fact contained in the Disclosure Documents or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Issuer will pay to that Dealer on demand an amount equal to such Loss. No Dealer or Arranger shall have any duty or obligation, whether as fiduciary or trustee for any Relevant Party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause.

4.3	If any action, proceeding, claim or demand shall be brought or asserted against a Relevant Party in respect of which recovery may be sought from the Issuer, the relevant Dealer shall, upon becoming aware of the same, promptly notify the Issuer in writing. The Issuer may participate at its own expense in the defence of the action. If it elects within a reasonable time after receipt of the notice, the Issuer may assume the defence of the action with legal advisers chosen by it and approved by the Relevant Party defendant in the action, subject to the payment by the Issuer of all fees and expenses relating thereto, unless the Relevant Party reasonably objects to the

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assumption on the ground that there may be legal defences available to it which are different from or in addition to that available to the Issuer. If the Issuer assumes the defence of the action, the Issuer shall not be liable for any fees and expenses of the legal advisers of the Relevant Party incurred thereafter in connection with the action. In no event shall the Issuer be liable for any fees and expenses of more than one legal adviser or firm of legal advisers of the Relevant Party in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Issuer shall not be liable pursuant to Clause 4.2 in respect of any settlement of any such action effected without the consent of the Issuer (such consent not to be unreasonably withheld or delayed).

4.4	The Issuer will:

(a)	pay, or reimburse the Arranger for, all reasonable out-of-pocket costs and expenses (including United Kingdom value added tax and any other taxes or duties thereon and fees and disbursements of counsel to the Arranger) incurred by the Arranger in connection with the preparation, negotiation, printing, execution and delivery of this Agreement and all documents contemplated by this Agreement;

(b)	pay, or reimburse each Dealer for, all reasonable out-of-pocket costs and expenses (including United Kingdom value added tax and any other taxes or duties thereon and fees and disbursements of counsel to such Dealer) incurred by such Dealer in connection with the enforcement or protection of its rights under this Agreement and all documents contemplated by this Agreement;

(c)	pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) except those arising solely as a result of the Dealers' default which may be payable upon or in connection with the creation and issue of the Notes and the execution, delivery and performance of the Agreements; and

(d)	notify including by means of electronic communication, including, but not limited to, by email and/or by directing the Dealers' attention to information on-line, each Dealer of any change in the identity of or the offices of the Issue Agent and/or any Paying Agent and any material change or amendment to or termination of the Agency Agreement or the Deed of Covenant not later than ten days prior to the making of any such change or amendment or such termination; and it will not permit to become effective any such change, amendment or termination which could reasonably be expected to affect adversely the interests of any holder of any Notes then outstanding.

4.5	The Issuer shall take such steps (in conjunction with the Dealers, where appropriate) to ensure that any laws and regulations or requirements of any governmental agency, authority or institution which may from time to time be applicable to any Note shall be fully observed and complied with and in particular (but without limitation) that neither the Issuer nor any of its affiliates (as defined in Rule 405 under the Securities Act) nor any person acting on its or its affiliates' behalf has engaged or will engage in any directed selling efforts with respect to the Notes, and they have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act. Terms used in this sub-paragraph have the meanings given to them by Regulation S under the Securities Act.

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4.6	The Issuer covenants and agrees promptly to notify including by means of electronic communication, including, but not limited to, by email and/or directing the Dealers' attention to information on-line, the Dealers of any change in the ratings given by Standard & Poor's Rating Services of the Issuer's debt or upon it becoming aware that such ratings are listed on "Creditwatch" or other similar publication of formal review by the relevant rating agency.

4.7	In respect of any issue of Notes, if the issue of the Notes would otherwise constitute a contravention of section 19 of the FSMA, the Issuer will issue such Notes only if the following conditions apply (or the Notes can otherwise be issued without contravention of section 19 of the FSMA):

(a)	the relevant Dealer covenants in the terms set out in paragraph 3(b) of Schedule 2; and

(b)	the redemption value of each such Note is not less than £100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than Sterling), and no part of any Note may be transferred unless the redemption value of that part is not less than £100,000 (or such an equivalent amount).

4.8	Each Dealer represents, covenants and agrees that it has complied with and will comply with the selling restrictions set out in Schedule 2. Subject to compliance with those restrictions, each Dealer is hereby authorised by the Issuer to circulate the Disclosure Documents to purchasers or potential purchasers of the Notes.

4.9	The obligations of each Dealer contained in this Agreement are several. In addition, each of the Dealers agrees that the Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and has no responsibility to it for: (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Information Memorandum, this Agreement or any information provided in connection with the Programme; or (b) the nature and suitability to it of all legal, tax and account matters and all documentation in connection with the Programme or any issue of Notes.

5.	CONDITIONS PRECEDENT

5.1	The Issuer agrees to procure the supply to the Arranger on behalf of the Dealers, prior to the first issue of Notes to any Dealer, each of the documents set out in Schedule 1 in form, substance and number satisfactory to the relevant Dealer.

5.2	In relation to each issue of Notes, it shall be a condition precedent to the purchase thereof by any Dealer that (i) the representations and warranties in Clause 3 (other than clause 3.1(g)(i)(2)) shall be true and correct on each date upon which an agreement for the sale of Notes is made hereunder and on the date on which such Notes are issued and that (ii) there is no other material breach of the Issuer's obligations under any of the Agreements or the Notes.

6.	TERMINATION AND APPOINTMENT

6.1	The Issuer may terminate the appointment of any Dealer, and any Dealer may resign, on not less than ten days' written notice to the relevant Dealer or the Issuer, as the case may be. The Issuer shall inform the other Dealers, the Issue Agent and the Paying Agents of any such termination or resignation. The rights and obligations of each party hereto shall not terminate in respect of any rights or obligations accrued or incurred before the date on which such termination takes effect and the provisions of Clause 2.2, Clause 4.2Clause 4.3, Clause 4.4 and Clause 4.6 shall survive termination of this Agreement and delivery against payment for any of the Notes.

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6.2	Nothing in this Agreement shall prevent the Issuer from appointing one or more additional Dealers upon the terms of this Agreement provided that any additional Dealer shall have first confirmed acceptance of its appointment upon such terms in writing to the Issuer in substantially the form of the letter set out in Schedule 5, whereupon it shall become a party to this Agreement vested with all the authority, rights, powers, duties and obligations as if originally named as a Dealer hereunder. The Issuer shall promptly inform the other Arrangers, the other Dealers, the Issue Agent and the Paying Agents of any such appointment. The Issuer hereby agrees to supply to such additional Dealer, upon such appointment, such legal opinion as is specified in paragraph 6 of Schedule 1, if requested, or reliance letters in respect thereof.

7.	ASSIGNMENT

If, at any time, any Dealer shall transfer all or substantially all of its ECP business to any affiliate then, on the date such transfer becomes effective, such affiliate shall become the successor to such Dealer under the Dealer Agreement without the execution or filing of any paper or any further act on the part of the parties hereto so that the Issuer and such affiliate shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form (the relevant changes having been made) of the Dealer Agreement. After the said effective date all references in the Dealer Agreement to such Dealer shall be deemed to be references to such affiliate. Such Dealer shall, as soon as reasonably possible, give notice of any such transfer to the Issuer. In this Clause 7 "affiliate" means, in relation to any person, any entity controlled, directly or indirectly, by such person, any entity that controls, directly or indirectly, such person, or any entity under common control with such person. For this purpose "control" of any entity or person means ownership (whether directly or indirectly) of a majority of the voting power of the entity or person.

8.	NOTICES

8.1	All notices and other communications hereunder shall, save as otherwise provided in this Agreement, be made in writing and in English (by letter or fax) and shall be sent to the intended recipient at the address or fax number and marked for the attention of the person (if any) from time to time designated by that party to the other parties hereto for such purpose. The initial address and fax number so designated by each party are set out in the Programme Summary.

8.2	Any communication from any party to any other party under this Agreement shall be effective if sent by letter or fax, upon receipt by the addressee; provided that any such notice or other communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.

9.	GOVERNING LAW

This Agreement and any agreement reached pursuant to Clause 2.1 are governed by, and shall be construed in accordance with, English law.

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Each party which is not resident within the jurisdiction of the English courts agrees that such courts are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings") may be brought in such courts. These submissions are for the benefit of each of the other parties and shall not limit the right of any of them to take Proceedings against such non-resident parties in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

10.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which when taken together shall constitute a single agreement.

11.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

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SCHEDULE 1

Condition Precedent Documents

1.	Certified copies of the Issuer's Memorandum and Articles of Association.

2.	Certified copies of all documents evidencing the internal authorisations and approvals required to be granted by the Issuer in connection with the Programme.

3.	Certified copies of any governmental or other consents and any filings required in connection with the Programme.

4.	Certified or conformed copies of:

(1) the Dealer Agreement (amended and restated), as executed;

(2) the Agency Agreement (amended and restated), as executed; and

(3) the Deed of Covenant, as executed.

5.	Copies of the confirmation that the Deed of Covenant has been delivered to the Issue Agent.

6.	A legal opinion from Allen & Overy, legal advisers to the Dealers as to English law.

7.	The Information Memorandum.

8.	A list of the names, titles and specimen signatures of the persons authorised:

(1)	to sign on behalf of the Issuer this Agreement, the Deed of Covenant, the Agency Agreement and the Notes;

(2)	to sign on behalf of the Issuer all notices and other documents to be delivered in connection therewith; and

(3) to take any other action on behalf of the Issuer in relation to the Programme.

9.	Confirmation from the Issuer or the Issue Agent that the relevant forms of Global Note and (prior to the issue of any Notes denominated in Sterling for which printed definitive Notes are required at the time of issue) printed definitive Notes have been prepared and the same delivered to the Issue Agent.

10.	Confirmation that each of Standard & Poor's Ratings Services and Moody's Investors Service has granted a rating for the Programme.

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SCHEDULE 2

Selling Restrictions

1.	General

By its purchase and acceptance of Notes issued under this Agreement, each Dealer represents, warrants and agrees that it will observe all applicable laws and regulations in any jurisdiction in which it may offer, sell, or deliver Notes; and that it will not directly or indirectly offer, sell, resell, reoffer or deliver Notes or distribute any Disclosure Document, circular, advertisement or other offering material in any country or jurisdiction except under circumstances that will result, to the best of its knowledge and belief, in compliance with all applicable laws and regulations.

2.	The United States of America

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons. Each Dealer represents and agrees that it has offered and sold, and will offer and sell, Notes only outside the United States to non-U.S. persons in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, each Dealer represents and agrees that neither it nor any of its affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Notes, and that it and they have complied and will comply with the offering restrictions requirement of Regulation S. Each Dealer also agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it a confirmation or notice to substantially the following effect:

"The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons. Terms used above have the meanings given to them by Regulation S under the Securities Act."

Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

3.	The United Kingdom

In relation to each issue of Notes, the Dealer purchasing such Notes represents to and agrees with the Issuer that:

(a)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such Notes in, from or otherwise involving the United Kingdom; and

(b)	it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer; and

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(c)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer.

4.	Japan

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law") and, accordingly, each Dealer undertakes that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and all other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organised under the laws of Japan.

5.	The Netherlands

Each Dealer represents and agrees that it has not, directly or indirectly, offered and it will not, directly or indirectly, offer any Notes issued by the Issuer in The Netherlands as part of their initial distribution or by way of re-offering, except for Notes with a denomination of at least euro 50,000 (or its equivalent in other currencies).

In addition and without prejudice to the above, Zero Coupon Notes (as defined below) in definitive form of the Issuer may only be transferred and accepted, directly or indirectly, within, from or into The Netherlands through the mediation of either the Issuer or a member of Euronext Amsterdam N.V. in accordance with the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) of 21 May 1985 (as amended). No such mediation is required in respect of (a) the initial issue of such Notes to the first holders thereof, (b) the transfer and acceptance of such Notes by individuals not acting in the conduct of a business or profession and (c) the issue and trading of such Notes if they are physically issued outside The Netherlands and are not distributed in The Netherlands in the course of their initial distribution or immediately thereafter. As used herein "Zero Coupon Notes" are Notes that are in bearer form and that constitute a claim for a fixed sum against the Issuer and on which interest does not become due prior to maturity or on which no interest is due whatsoever.

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SCHEDULE 3

Programme Summary

Issuer

Reuters Group PLC

Address:	85 Fleet Street
London
EC4P 4AJ

Telephone:	+44 20 7542 4734
Fax:	+44 20 7542 5404
Contact:	Group Treasurer

Dealer and Arranger

Citibank International plc

Address:	Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB

Telephone:	+44 20 7986 9070
Fax:	+44 20 7986 6837
Contact:	Short-Term Fixed Income Desk

Dealer		Dealer

Barclays Bank PLC		Credit Suisse First Boston (Europe) Limited

Address:	5 The North Colonnade	Address:	One Cabot Square
	Canary Wharf		London E14 4QJ
London E14 4BB

Telephone:	+44 20 7773 9075	Telephone:	+44 20 7888 4021
Fax:	+44 20 7773 4875	Fax:	+44 20 7905 6128
Contact:	Commercial Paper Sales Team	Contact:	ECP Desk

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Dealer		Dealer

Deutsche Bank AG London		Goldman Sachs International

Address:	Winchester House	Address:	Peterborough Court
	1 Great Winchester Street		133 Fleet Street
	London		London
	EC2N 2DB		EC4A 2BB

Telephone:	+44 20 7545 1048	Telephone:	+44 207 774 2630
Fax:	+44 20 7545 1172	Fax:	+44 207 774 5186
Contact:	ECP Group	Contact:	Money Market Desk

ING Bank N.V.		J.P. Morgan Securities Ltd.

Address:	Foppingadreef 7	Address:	125 London Wall
	1102 BD Amsterdam-Zuidoost		London
EC2Y 5AJ

Telephone:	+31 20 5638173	Telephone:	+44 20 7779 3180
Fax:	+31 20 501 3888	Fax:	+44 20 7777 1938
Contact:	Financial Markets, TR 00.21, ECP	Contact:	ECP Desk

UBS AG, acting through its business group UBS Warburg

Address:	1 Finsbury Avenue
London
EC2M 2PP

Telephone:	+44 20 7329 0203
Fax:	+44 20 7567 3317
Contact:	ECP Desk

Issue and Principal Paying Agent		Paying Agent

Citibank, N.A.		Dexia Banque Internationale à Luxembourg

Address:	5 Carmelite Street	Address:	69, route d'Esch
	London		L-2953
	EC4Y OPA		Luxembourg

Telephone:	+44 20 7500 1738	Telephone:	+352 45901
Fax:	+44 20 7500 1482	Fax:	+352 4590 4227
Telex:	89 6581 CITIUK G
Contact:	ECP Desk	Contact:	Documentation, Fiscal & Listing Agencies

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Maximum Amount:		Denominations:

£1,500,000,000		Such conventionally accepted Denominations agreed between the Issuer, the relevant Dealer and the relevant clearing system in respect of an issue of Notes, subject to a minimum of £100,000 or its equivalent in any other currency

Governing Law:		Form of Notes:

Agreements:	English	Exchangeable Global Notes with Definitive Notes available on default or in certain other limited circumstances

If required in the case of Sterling Notes, Definitive Notes

Notes:	English	Notes may be issued at a discount to face value or may bear interest or may be Index Linked Notes

Minimum Term:		Maximum Term:

One day		364 days (i.e. a Note issued on 1st January matures on or before 30th December)

Clearing Systems:		Selling Restrictions:

Euroclear Bank S.A./N.V.		United Kingdom
Clearstream Banking, société anonyme		U.S.A.
Any other clearing system agreed between the Issuer, the Agent and the		Japan
relevant Dealer		The Netherlands

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SCHEDULE 4

Increase of Maximum Amount

[Letterhead of Reuters Group PLC]

[Date]

To:	Barclays Bank PLC
Citibank International plc
Credit Suisse First Boston (Europe) Limited
Deutsche Bank AG London
Goldman Sachs International
ING Bank N.V.
J.P. Morgan Securities Ltd.
UBS AG, acting through its business group UBS Warburg
Citibank, N.A. (as Issue Agent and Principal Paying Agent)
Banque Internationale à Luxembourg S.A. (as Paying Agent)

Dear Sirs

£1,500,000,000 Euro-commercial paper programme

We refer to an amended and restated dealer agreement dated 11th October, 2002 (the "Dealer Agreement") between the Issuer, the Arranger and the Dealers party thereto relating to a £1,500,000,000 Euro-commercial paper programme (the"Programme"). Terms used in the Dealer Agreement shall have the same meaning in this letter.

In accordance with Clause 2.6 of the Dealer Agreement, we hereby notify each of the addressees listed above that the Maximum Amount of the Programme is to be increased from £[       ] to £[       ] with effect from [date], subject to delivery of the following documents:

(1)	[an updated Information Memorandum reflecting the increase in the Maximum Amount of the Programme].

(2)	certified copies of all documents evidencing the internal authorisations and approvals required to be granted by the Issuer for such increase in the Maximum Amount;

(3)	certified copies of [specify any governmental or other consents required by the Issuers for such increase];

(4)	a legal opinion from Allen & Overy relating to such increase;

(5)	a list of names, titles and specimen signatures of the persons authorised to sign on behalf of the Issuer all notices and other documents to be delivered in connection with such an increase in the Maximum Amount; and

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(6)	written confirmation that Standard & Poor's Ratings Services is maintaining its current rating for the Programme.

From the date on which such increase in the Maximum Amount becomes effective, all references in the Dealer Agreement to the Maximum Amount or the amount of the Programme shall be construed as references to the increased Maximum Amount as specified herein.

We attach a revised Programme Summary to replace the existing Programme Summary.

Yours faithfully

.......................................................
for and on behalf of
Reuters Group PLC

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SCHEDULE 5

Appointment of New Dealer

[Letterhead of Reuters Group PLC]

[Date]

To:      [Name of new Dealer]

Dear Sirs

£1,500,000,000 Euro-commercial paper programme

We refer to an amended and restated dealer agreement dated 11th October, 2002 (the "Dealer Agreement") between ourselves, the Arranger and the Dealers party thereto relating to a £1,500,000,000 Euro-commercial paper programme (the"Programme"). Terms used in the Dealer Agreement shall have the same meaning in this letter.

In accordance with Clause 6.2 of the Dealer Agreement, we hereby appoint you as an additional dealer for the Programme upon the terms of the Dealer Agreement with [immediate effect/effect from [date]]. Please confirm acceptance of your appointment upon such terms by signing and returning to us the enclosed copy of this letter, whereupon you will, in accordance with Clause 6.2 of the Dealer Agreement, become a party to the Dealer Agreement vested with all the authority, rights, powers, duties and obligations as if originally named as a Dealer thereunder.

Yours faithfully

.......................................................
for and on behalf of
Reuters Group PLC

[On copy]

We hereby confirm acceptance of our appointment as a Dealer upon the terms of the Dealer Agreement referred to above. For the purposes of Clause 8 (Notices), our contact details are as follows:

[Name of Dealer]
Address:	[ ]

Telephone:	[ ]
Fax:	[ ]
Contact:	[ ]

Dated:	........................................

Signed:	........................................
for [Name of new Dealer]

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SCHEDULE 6

Form of Calculation Agency Agreement

THIS AGREEMENT is made on [date]

BETWEEN

(1)	REUTERS GROUP PLC (the "Issuer"); and

(2)	[CALCULATION AGENT], as the calculation agent appointed pursuant to Clause 6 hereof (the "Calculation Agent", which expression shall include any successor thereto).

WHEREAS

(A)      Under an amended and restated dealer agreement (as amended, supplemented and/or restated from time to time, the "Dealer Agreement") dated 11th October, 2002 and made between the Issuer, the Arranger and the Dealers referred to therein, and an amended and restated note agency agreement (as amended, supplemented and/or restated from time to time, the "Agency Agreement") dated 11th October, 2002 and made between the Issuer and the agents referred to therein, the Issuer established a euro-commercial paper programme (the "Programme").

(B)      The Dealer Agreement contemplates, inter alia, the issue under the Programme of index linked notes and provides for the appointment of calculation agents in relation thereto. Each such calculation agent's appointment shall be on substantially the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Terms not expressly defined herein shall have the meanings given to them in the Dealer Agreement or the Agency Agreement.

1.2	"Relevant Index Linked Notes" means such Index Linked Notes in respect of which the Calculation Agent is appointed.

2.	APPOINTMENT OF CALCULATION AGENT

The Issuer appoints the Calculation Agent as its agent for the purpose of calculating the redemption amount and/or, if applicable, the amount of interest in respect of the Relevant Index Linked Notes upon the terms and subject to the conditions of this Agreement. The Calculation Agent accepts such appointment.

3.	DETERMINATION AND NOTIFICATION

3.1	The Calculation Agent shall determine the redemption amount of, and/or, if applicable, the amount of interest payable on, each Relevant Index Linked Note in accordance with the redemption calculation applicable thereto.

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3.2	The Calculation Agent shall as soon as it has made its determination as provided for in Clause 3.1 above (and, in any event, no later than the close of business on the date on which the determination is made) notify the Issuer and the Principal Paying Agent (if other than the Calculation Agent) of the redemption amount and/or, if applicable the amount of interest so payable.

4.	STAMP DUTIES

The Issuer will pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) payable in connection with the execution, delivery and performance of this Agreement.

5.	INDEMNITY AND LIABILITY

5.1	The Issuer shall indemnify and hold harmless on demand the Calculation Agent against any claim, liability, damage, cost, loss or expense (including, without limitation, reasonable legal fees and any applicable value added tax) which it may incur arising out of, in connection with or based upon the exercise of its powers and duties as Calculation Agent under this Agreement, except such as may result from its own negligence or bad faith or that of its officers, employees or agents.

5.2	The Calculation Agent shall indemnify the Issuer against any claim, liability, damage, cost, loss or expense that the Issuer may incur or that may be made against it as a result of or in connection with the Calculation Agent's negligence, bad faith or wilful default or that of its officers, employees or agents.

5.3	The Calculation Agent may consult as to legal matters with lawyers selected by it, who may be employees of, or lawyers to, the Issuer. If such consultation is made, the Calculation Agent shall be protected and shall incur no liability for action taken or not taken by it as Calculation Agent or suffered to be taken with respect to such matters in good faith, without negligence and in accordance with the opinion of such lawyers.

6.	CONDITIONS OF APPOINTMENT

The Calculation Agent and the Issuer agree that the Calculation Agent's appointment will be subject to the following conditions:

(a)	in acting under this Agreement, the Calculation Agent shall act as an independent expert and shall not assume any obligations towards or relationship of agency or trust for the Issuer or the owner or holder of any of the Relevant Index Linked Notes or any interest therein;

(b)	unless otherwise specifically provided in this Agreement, any order, certificate, notice, request, direction or other communication from the Issuer made or given under any provision of this Agreement shall be sufficient if signed or purported to be signed by a duly authorised employee of the Issuer;

(c)	the Calculation Agent shall be obliged to perform only those duties which are set out in this Agreement and in the redemption calculation relating to the Relevant Index Linked Notes;

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(d)	the Calculation Agent and its officers and employees, in its individual or any other capacity, may become the owner of, or acquire any interest in, any Relevant Index Linked Notes with the same rights that the Calculation Agent would have if it were not the Calculation Agent hereunder; and

(e)	all calculations and determinations made pursuant to this Agreement by the Calculation Agent shall (save in the case of manifest error) be binding on the Issuer, the Calculation Agent and (if other than the Calculation Agent) the holder(s) of the Relevant Index Linked Notes and no liability to such holder(s) shall attach to the Calculation Agent in connection with the exercise by the Calculation Agent of its powers, duties or discretion under or in respect of the Relevant Index Linked Notes in accordance with the provisions of this Agreement.

7.	ALTERNATIVE APPOINTMENT

If, for any reason, the Calculation Agent ceases to act as such or fails to comply with its obligations under Clause 3, the Issuer shall appoint the Principal Paying Agent as calculation agent in respect of the Relevant Index Linked Notes.

8.	GOVERNING LAW

This Agreement is governed by, and shall be construed in accordance with, English law.
Each party which is not resident within the jurisdiction of the English courts agrees that such courts are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings") may be brought in such courts. These submissions are for the benefit of each of the other parties and shall not limit the right of any of them to take Proceedings against such non-resident parties in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

9.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which when taken together shall constitute a single agreement.

10.	THE CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

REUTERS GROUP PLC

By:	.........................................

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[NAME OF CALCULATION AGENT]

By:	.......................................]

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SIGNATORIES

The Issuer

REUTERS GROUP PLC

By:      D J GRIGSON

The Arranger

CITIBANK INTERNATIONAL plc

By:      COLIN WITHERS

The Dealers

BARCLAYS BANK PLC
CITIBANK INTERNATIONAL plc
CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED
DEUTSCHE BANK AG LONDON
GOLDMAN SACHS INTERNATIONAL
ING BANK N.V.
J.P. MORGAN SECURITIES LTD.
UBS AG, acting through its business group UBS WARBURG

By:      COLIN WITHERS